 Exhibit 99.2

Letter to Shareholders

September 26, 2022

Posted at
https://foxotechnologies.com/investors/

https://foxolife.com/blog/

Dear FOXO Shareholders:

On Friday, September 16th, 2022, FOXO Technologies, Inc. began trading on the NYSE American under the symbol, FOXO. The amount of attention our stock has received from investors is overwhelming, and we thank you for your interest in FOXO.

As a shareholder, you own part of an effort to revolutionize mortality prediction technology for the life insurance industry, one of the largest financial industries in the world. In 2020, the life insurance industry took in over $2.6 trillion dollars for financial products that predict how long you will live. With this calculus in mind, FOXO is focused on two things in the near term:

1.	Through a relationship with Assurity Inc., we are beginning to sell “Life Insurance Designed to Keep You Alive™.” Today, you can purchase term and permanent life insurance, complete with the FOXO Longevity Report at foxolife.com through a select, but growing number of forward-thinking agents. If FOXO Life is not available in your state, we expect it soon will be.

2.	We also expect to introduce a new saliva-based underwriting protocol to replace invasive blood specimen collection requirements. Today, FOXO is working with insurance carriers who’ve expressed interest in using our technology.

We are committed to commercializing predictive epigenetic technology to modernize the global insurance industry. FOXO has exclusively licensed “Epigenetic Clock” technology developed by Dr. Steve Horvath of UCLA and is developing proprietary health assessment biomarkers for the life insurance industry. Your epigenetic clock, derived from a saliva sample, provides a reliable assessment of how quickly you’re aging and your associated risk of disease with age. Your epigenetic biomarkers are based on a number of factors—such as what you eat, your exercise habits, and how much stress you’re under. We believe FOXO’s technology underpins the fountain of youth. FOXO’s goal is to help you live not only your longest life, but your healthiest.

We acknowledge the many risks and challenges of transforming such a large and historically conservative industry. However, we believe that science and opportunity are on our side. To hear more about our science, join our Chief Scientist, Dr. Brian Chen, on the Aging Podcasti. To read more about our science, see recent articles in WIREDii and NEO Lifeiii, as well as Dr. Morgan Levine’s new book, True Ageiv.

Let me be clear, commercializing the epigenetic biomarkers of health and longevity for the global life insurance industry is an audacious goal. However, low-cost DNA sequencing and AI machine-learning are demonstrating that our DNA is not our destiny, gene expression is. We believe FOXO is capitalizing on this new source of biological information like no-one else in our field.

We are grateful to all the new shareholders who’ve become a part of FOXO’s mission to hack mortality prediction and disrupt life insurance business, as we began trading on the NYSE American exchange.

FOXO TECHNOLOGIES, INC.

Jon Sabes

Chief Executive Officer

i	https://foxolife.com/blog/longevity-aging-interview-foxos-dr-brian-chen-with-dr-steve-horvath/
ii	https://www.wired.com/story/epigenetic-clocks-predict-animals-true-biological-age/
iii	https://neo.life/2022/09/2-minutes-to-midlife-the-fantastic-unspecified-future-of-epigenetic-clocks/
iv	https://www.amazon.com/True-Age-Cutting-Edge-Research-Clock/dp/B09FCMR1HP